UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-12

THE TOPPS COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $0.01 par value per share

(2)	Aggregate number of securities to which transaction applies:

41,678,612 shares of Common Stock of The Topps Company, Inc. (includes 2,938,440 shares underlying options to purchase Common Stock, of which options to purchase 2,261,124 shares are in-the-money and eligible to receive consideration in the transaction, and 22,407 shares of restricted stock)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

$385,591,102

(5)	Total fee paid:

$11,831.78

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On September 11, 2007, The Topps Company, Inc. issued the following press release:

TOPPS DISAPPOINTED WITH ISS FAILURE TO CHANGE ITS RECOMMENDATION

NEW YORK, September 11, 2007 – The Topps Company, Inc. (Nasdaq: TOPP) issued the following statement in response to today’s Institutional Shareholder Services’ (ISS) informational proxy alert, in which it failed to change its previous recommendation regarding the pending merger agreement with The Tornante Company LLC and Madison Dearborn Partners, LLC:

“It is unfortunate that ISS, having witnessed the withdrawal of the tender offer by Upper Deck, did not take this opportunity to make the right recommendation to its clients that the $9.75 per share cash offer represents certain and good value for all Topps stockholders.”

While ISS acknowledged in its commentary that significant challenges exist in the entertainment and confectionery industries in which Topps operates, ISS failed to adequately factor these challenges into its views on valuation.  ISS noted:

“For example, although Topps recently has benefited from major league baseball’s decision to limit card licensees to two parties (Topps and Upper Deck), the overall market for trading cards faces significant secular challenges. Going forward, Topps will need to be able to engage younger generations with trading cards, in a modern world full of alternative entertainment options.”*

“In addition, the company’s candy business will face the daily challenge of competing with companies having significantly larger scale, and hence greater resources and bargaining power. Topps will need to be able to convince Wal-Mart and the other major retail chains to place the company’s confectionary products in an attractive location, in direct competition with the Hershey’s of the world.”*

ISS acknowledged that “there are no appropriate pure-play comparable companies”* to Topps.  Nevertheless, ISS failed to resolve a fundamental issue on value related to this transaction, namely what is the appropriate discount at which Topps should trade when compared to much larger confectionery companies like Hershey, Wrigley, Cadbury Schweppes and Tootsie Roll, and to much larger entertainment companies like Hasbro and Mattel?  On the other hand, the Topps Board, with the assistance of its advisors, has thoroughly analyzed this issue and other relevant factors, including the risks and challenges facing Topps in the marketplace, and is convinced that the $9.75 per share cash merger represents certain and good value for all Topps stockholders.

Certain other comments made by ISS in its latest note support the Board’s recommendation to vote for the Tornante – MDP transaction and are difficult to reconcile with ISS’ failure to change its recommendation.  In particular, with respect to the “go-shop” solicitation process, during which the Board proactively contacted 107 potential bidders, as well as with respect to the “perplexing withdrawal”* of Upper Deck’s tender offer, ISS noted:

“Here, we find no evidence that the go-shop was less than thorough, albeit after some corrective action by judicial fiat. We doubt a third party would have failed to make a topping bid during the go-shop if Topps was indeed worth the $16-$18 a share that Crescendo believes it is. Combined with the perplexing withdrawal of Upper Deck and current credit market turmoil, Topps shareholders should not expect a higher offer in the near term.”*

It is now time for Topps’ stockholders to vote “FOR” the Tornante – MDP deal.  Topps does not think that Crescendo has made a credible case for voting against the Tornante – MDP transaction.  Crescendo has not given stockholders any indication as to how it would address Topps’ fundamental business issues to deliver value to stockholders.  Crescendo has not identified a new management team to implement its “plan” and Crescendo has no track-record of operating in the confectionery or entertainment business.  On the other hand, Topps’ management team has led a successful restructuring plan that has enhanced value for all stockholders.

The Special Meeting of Topps stockholders to consider and vote upon the proposed merger has been scheduled for Wednesday, September 19, 2007 at 11:00 a.m., local time.  The Tornante – MDP transaction requires the affirmative vote of a majority of the shares of Topps outstanding common stock.  Topps’ stockholders are reminded that their vote is extremely important, no matter how many or how few shares they own.  Stockholders are urged to sign, date and return the Company’s WHITE proxy card to vote FOR the merger.  If shares are held with a broker, stockholders may be able to vote their shares by telephone or by the Internet.  If this option is available, stockholders may simply follow the instructions on the Company’s “WHITE” proxy card to assure a vote for Topps’ directors and the governance proposals.  Stockholders are advised that if they have any questions or need any assistance in voting their shares, they should contact Topps’ proxy solicitor, Mackenzie Partners, Inc., toll-free, at 1-800-322-2885.

About The Topps Company, Inc.

Founded in 1938, Topps is a leading creator and marketer of sports and related cards, entertainment products, and distinctive confectionery. Topps entertainment products include Major League Baseball, NFL, NBA and other trading cards, sticker album collections, and collectible games. The Company's confectionery brands include "Bazooka" bubble gum, "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops.  For additional information, visit www.topps.com.

Forward Looking Statements

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Topps believes the expectations contained in such forward- looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in Topps’ Securities and Exchange Commission filings available at http://www.sec.gov, the SEC’s Web site. Free copies of Topps’ SEC filings are also available on Topps’ Web site at www.Topps.com or by contacting the company’s proxy solicitor, Mackenzie Partners, Inc. at topps@mackenziepartners.com.

*Permission to use these quotations were neither sought nor obtained.

Investors:

Betsy Brod / Lynn Morgen

MBS Value Partners, LLC

212-750-5800

Dan Burch / Dan Sullivan

Mackenzie Partners, Inc.

212-929-5940 / 1-800-322-2885

Media:

Joele Frank / Sharon Stern

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

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